EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Johnson Outdoors Inc.:

We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899, 33-59325, 33-61285, 333-88089, 333-88091, 333-84480, 333-84414, 333-107354 and 333-115298) pertaining to various employee benefit programs of Johnson Outdoors Inc. of our reports dated December 11, 2006 with respect to the consolidated financial statements of Johnson Outdoors Inc., Johnson Outdoors Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Johnson Outdoors Inc., included in the Annual Report on Form 10-K for the year ended September 29, 2006.

/s/ Ernst & Young LLP
Ernst & Young LLP

Milwaukee, Wisconsin
December 11, 2006